Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Third Quarter 2013 Financial Results

CHICAGO (October 29, 2013) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the premier professional services firm focused on serving the leadership needs of top organizations globally, today announced financial results for its third quarter ended September 30, 2013.

Consolidated net revenue was $119.0 million in the third quarter, up 1.4 percent or $1.7 million from $117.3 million in the 2012 third quarter. Year over year, net revenue decreased 1.9 percent in the Americas, but increased 13.2 percent in Europe (approximately 12 percent on a constant currency basis) and 0.8 percent in Asia Pacific (approximately 7 percent on a constant currency basis). Growth in the Consumer Markets and Life Sciences Executive Search practices was offset by declines in the Industrial, Education & Social Enterprise, and Global Technology & Services practices. Net revenue from Leadership Consulting was $9.1 million, an increase of 2.3 percent from the 2012 third quarter, and revenue from Senn Delaney, the culture-shaping firm acquired on December 31, 2012, was on plan at $6.6 million.

“Our third quarter results showed progress in certain areas, but we are capable of more,” said Jory Marino, Interim Chief Executive Officer. “We are committed to providing clients with unparalleled expertise and service in order to help them build winning leadership teams. As part of this commitment, we will provide our employees with the best platform from which to work and build a career. By staying focused on these initiatives, we believe we can deliver the long-term growth and financial results that all our stakeholders expect.”

Excluding Senn Delaney, the company ended the third quarter with 308 Executive Search and Leadership Consulting consultants compared to 332 at September 30, 2012. Partly reflecting lower consultant headcount, the number of executive search confirmations in the quarter decreased 5.3 percent compared to the 2012 third quarter. The average revenue per executive search increased to $124,500 compared to $123,700 in the 2012 third quarter. Excluding Senn Delaney, productivity, as measured by annualized net revenue per consultant, was $1.4 million, the same as in the 2012 third quarter.

Salaries and employee benefits expense increased 2.6 percent, or $2.0 million, to $81.7 million from $79.6 million in the 2012 third quarter. Included in the 2013 third quarter is $3.0 million of expense related to a separation agreement with the company’s former chief executive officer. The $2.0 million year-over-year increase reflected an increase in variable compensation expense of $3.2 million, primarily related to consultant performance, and a decline in fixed compensation expense of $1.2 million, driven by decreases in guarantee and sign-on bonus expense and lower headcount, partially offset by the severance expense and the addition of Senn Delaney. Salaries and employee benefits expense was 68.6 percent of net revenue for the quarter, compared to 67.9 percent in the 2012 third quarter.

General and administrative expenses increased 5.3 percent, or $1.5 million, to $29.0 million from $27.5 million in the 2012 third quarter. The addition of Senn Delaney represented $3.3 million in the quarter, including $1.4 million related to the amortization of the acquired intangible assets and $0.5 million associated with the accretion of the expected earnout payments. The 2012 third quarter included $2.5 million of expenses related to a global Partners’ meeting. As a percentage of net revenue, general and administrative expenses were 24.3 percent, compared to 23.4 percent in the 2012 third quarter.

As a result of the acquisition of Senn Delaney on December 31, 2012, the company began providing Adjusted EBITDA and Adjusted EBITDA margin comparisons, non-GAAP financial measures which management believes more appropriately reflect core operations. Adjusted EBITDA in the 2013 third quarter was $13.8 million and Adjusted EBITDA margin was 11.6 percent, compared to Adjusted EBITDA of $14.1 million and Adjusted EBITDA margin of 12.1 percent in the 2012 third quarter.

The following table reconciles Operating Income to Adjusted EBITDA(1)

	Three Months Ended
	September 30,
$ in millions	2013	2012
Operating Income	$8.4	$10.2

Adjustments
Salaries and employee benefits
Stock-based compensation amortization	0.3	1.3
Senn Delaney retention awards	0.6	—
General and administrative expenses
Depreciation	2.6	2.5
Intangible amortization	1.5	0.2
Senn Delaney earnout accretion	0.5	—

Total Adjustments	5.4	4.0

Adujsted EBITDA (1)	$13.8	$14.1

Adjusted EBITDA Margin(1)	11.6%	12.1%
(Adjusted EBITDA as % of net revenue)

Totals and subtotals may not equal the sum of individual line items due to rounding.

(1)	Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation amortization, compensation expense associated with Senn Delaney retention awards, Senn Delaney earnout accretion, restructuring charges, and other non-operating income (expense). Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures.

Operating income in the third quarter was $8.4 million and operating margin (operating income as a percentage of net revenue) was 7.0 percent, compared to operating income of $10.2 million and operating margin of 8.7 percent in the 2012 third quarter.

The company reported net income in the 2013 third quarter of $4.1 million and diluted earnings per share of $0.23, based on an effective quarterly tax rate of 45.4 percent and a full-year projected tax rate of approximately 68 percent. In the 2012 third quarter, net income was $4.1 million and diluted earnings per share were $0.23 based on an effective quarterly tax rate of 59.0 percent. The effective tax rates in both years are higher than the statutory rate primarily due to losses incurred in certain jurisdictions that cannot be benefitted for tax purposes due to valuation allowances.

Net cash provided by operating activities in the 2013 third quarter was $36.6 million, compared to $33.8 million in the 2012 third quarter. Cash and cash equivalents at September 30, 2013 were $132.8 million ($95.8 million net of debt), compared to $99.7 million at June 30, 2013 ($61.2 million net of debt), and $127.1 million at September 30, 2012.

Regional Review

For segment purposes, reimbursements of out-of-pocket expenses classified as revenue and restructuring charges are reported separately and, therefore, are not included in the results of each geographic region. The company believes that analyzing trends in revenue before reimbursements (net revenue) and operating income (loss) more appropriately reflect the company’s core operations.

$ in millions	3Q 13	3Q 12	Change	2Q 13	Change
Americas
Net revenue	$71.1	$72.4	$(1.4)	$72.8	$(1.7)
Operating income	$19.3	$21.3	$(2.0)	$18.1	$1.2
Consultants	137	156	(19)	139	(2)
Europe
Net revenue	$24.4	$21.5	$2.8	$24.1	$0.3
Operating income/(loss)	$0.1	$0.5	$(0.4)	$(2.5)	$2.5
Consultants	87	91	(4)	89	(2)
Asia Pacific
Net revenue	$23.5	$23.4	$0.2	$25.1	$(1.6)
Operating income	$2.3	$1.5	$0.9	$2.9	$(0.6)
Consultants	84	85	(1)	87	(3)
Global Operations Support	$(13.3)	$(13.0)	$(0.3)	$(12.8)	$(0.5)

Operating income	$8.4	$10.2	$(1.8)	$5.7	$2.6

Totals and subtotals may not equal the sum of individual line items due to rounding.

Net revenue in the Americas decreased $1.4 million, or 1.9 percent year over year, to $71.1 million in the third quarter. The addition of Senn Delaney, representing $5.6 million, improved consultant productivity, and increases in the Life Sciences and Global Technology & Services Search practices were offset by declines in the other industry Search practices and Leadership Consulting, and lower consultant headcount. The America’s operating margin was 27.1 percent compared to 29.4 percent in the 2012 third quarter largely as a result of an increase in general and administrative expenses, mostly related to Senn Delaney, partially offset by a decline in salaries and employee benefits expense.

Net revenue in Europe increased $2.8 million, or 13.2 percent year over year, to $24.4 million in the third quarter (approximately 12 percent on a constant currency basis). Exchange rate fluctuations positively impacted year-over-year third quarter net revenue by $0.2 million. Senn Delaney represented $1.0 million of the 2013 third quarter revenue in this region. Revenue from Leadership Consulting and all Search practices, except Education & Social Enterprise and Global Technology & Services, increased compared to the prior year. The operating margin in Europe was 0.2 percent compared to 2.2 percent in the 2012 third quarter, reflecting the increase in net revenue, offset by increases in general and administrative expenses and salaries and employee benefits expense.

Asia Pacific net revenue increased $0.2 million, or 0.8 percent, to $23.5 million in the third quarter (approximately 7 percent on a constant currency basis). Exchange rate fluctuations negatively impacted year-over-year third quarter net revenue by $1.5 million. Revenue growth in this region was driven by the Consumer Markets and Industrial Search practices, as well as by Leadership Consulting. The operating margin in Asia Pacific improved to 9.8 percent compared to 6.2 percent in the 2012 third quarter reflecting an improvement in revenue and a decrease in salaries and employee benefits expense, partially offset by an increase in general and administrative expenses.

Global Operations Support was $13.3 million in the third quarter, an increase of $0.3 million compared to $13.0 million in the 2012 third quarter. Included in the 2013 third quarter is $3.0 million of expense related to a separation agreement with the company’s former chief executive officer. Included in the 2012 third quarter was $2.5 million of expenses related to a global Partners’ meeting.

Nine Months Results

For the nine months ended September 30, 2013 consolidated net revenue of $344.0 million increased 1.2 percent from $339.9 million in the first nine months of 2012. Net revenue increased 5.8 percent in the Americas and increased 1.4 percent in Asia Pacific (approximately 5 percent on a constant currency basis), but declined 10.9 percent in Europe (currency had minimal impact). Revenue from Senn Delaney, acquired on December 31, 2012 was $17.6 million for the first nine months of 2013, of which $15.1 million was in the Americas and $2.5 million in Europe.

Productivity, as measured by annualized net revenue per consultant excluding Senn Delaney, was $1.4 million for the first nine months of 2013, compared to $1.3 million for the same period of 2012. There were 1.7 percent fewer executive searches confirmed in the first nine months of 2013 compared to the first nine months of 2012 and the average revenue per executive search was $111,700 compared to $112,600 for the same period in 2012.

Adjusted EBITDA for the first nine months of 2013 was $32.3 million and Adjusted EBITDA margin was 9.4 percent, compared to Adjusted EBITDA of $32.8 million and Adjusted EBITDA margin of 9.6 percent for the first nine months of 2012.

The following table reconciles Operating Income to Adjusted EBITDA(1)

	Nine Months Ended
	September 30,
$ in millions	2013	2012
Operating Income	$14.5	$20.1

Adjustments
Salaries and employee benefits
Stock-based compensation amortization	2.5	3.9
Senn Delaney retention awards	1.8	—
General and administrative expenses
Depreciation	7.7	7.4
Intangible amortization	4.3	0.5
Senn Delaney earnout accretion	1.6	—
Restructuring charges	—	0.8

Total Adjustments	17.8	12.7

Adujsted EBITDA (1)	$32.3	$32.8

Adjusted EBITDA Margin(1)	9.4%	9.7%
(Adjusted EBITDA as % of net revenue)

Totals and subtotals may not equal the sum of individual line items due to rounding.

Operating income for the first nine months of 2013 was $14.5 million and operating margin was 4.2 percent compared to operating income of $20.1 million and operating margin of 5.9 percent for the first nine months of 2012. Net income for the first nine months of 2013 was $4.8 million and diluted earnings per share were $0.27, reflecting an effective tax rate of 61.8 percent. Net income for the first nine months of 2012 was $6.6 million and diluted earnings per share were $0.37, reflecting an effective tax rate of 66.8 percent.

2013 Fourth Quarter Outlook

The company is forecasting 2013 fourth-quarter consolidated net revenue of between $100 million and $110 million. Among other factors, this forecast reflects assumptions for the anticipated volume of new Executive Search confirmations, Leadership Consulting assignments, expectations for Senn Delaney, the current backlog, consultant productivity, consultant retention, the seasonality of its business, the global economic climate and no change in future currency rates.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the 2013 third quarter results today, October 29, at 9 a.m. Central Time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq: HSII) is the premier provider of senior-level Executive Search, Culture Shaping and Leadership Consulting services. For 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure near the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation amortization, compensation expense associated with Senn Delaney retention awards, Senn Delaney earnout accretion, restructuring charges, and other non-operating income (expense). Adjusted EBITDA margin refers to Adjusted EBITDA (as explained above) as a percentage of net revenue in the same quarter. A reconciliation of Adjusted EBITDA to Operating Income is provided in a table on page 3 and page 7 of this release.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract, integrate, manage and retain qualified executive search consultants; our ability to develop and maintain strong, long-term relationships with our clients; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate, the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any further impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2012, under Risk Factors in Item 1A. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Jennifer Nelson, Director, Global Marketing:

+1 404 682 7373 or jnelson@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2013	2012	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$118,981	$117,312	$1,669	1.4%
Reimbursements	4,523	5,033	(510)	-10.1%

Total revenue	123,504	122,345	1,159	0.9%
Operating expenses:
Salaries and employee benefits	81,671	79,628	2,043	2.6%
General and administrative expenses	28,957	27,499	1,458	5.3%
Reimbursed expenses	4,523	5,033	(510)	-10.1%

Total operating expenses	115,151	112,160	2,991	2.7%

Operating income	8,353	10,185	(1,832)	-18.0%
Non-operating income (expense):
Interest, net	(91)	149
Other, net	(709)	(299)

Net non-operating expense	(800)	(150)

Income before income taxes	7,553	10,035
Provision for income taxes	3,429	5,924

Net income	4,124	4,111
Other comprehensive income, net of tax	594	1,278

Comprehensive income	$4,718	$5,389

Basic weighted average common shares outstanding	18,104	17,995
Dilutive common shares	119	102

Diluted weighted average common shares outstanding	18,223	18,097

Basic net income per common share	$0.23	$0.23
Diluted net income per common share	$0.23	$0.23
Salaries and employee benefits as a percentage of net revenue	68.6%	67.9%
General and administrative expense as a percentage of net revenue	24.3%	23.4%
Operating income as a percentage of net revenue	7.0%	8.7%
Effective income tax rate	45.4%	59.0%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,
					2013	2012
	2013	2012	$ Change	% Change	Margin *	Margin *
Revenue:
Americas	$71,073	$72,424	$(1,351)	-1.9%
Europe	24,380	21,538	2,842	13.2%
Asia Pacific	23,528	23,350	178	0.8%

Revenue before reimbursements (net revenue)	118,981	117,312	1,669	1.4%
Reimbursements	4,523	5,033	(510)	-10.1%

Total revenue	$123,504	$122,345	$1,159	0.9%

Operating income (loss):
Americas	$19,279	$21,293	$(2,014)	-9.5%	27.1%	29.4%
Europe	59	479	(420)	-87.7%	0.2%	2.2%
Asia Pacific	2,310	1,456	854	58.7%	9.8%	6.2%

Total regions	21,648	23,228	(1,580)	-6.8%	18.2%	19.8%
Global Operations Support	(13,295)	(13,043)	(252)	1.9%

Operating income	$8,353	$10,185	$(1,832)	-18.0%	7.0%	8.7%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$343,992	$339,903	$4,089	1.2%
Reimbursements	14,148	16,517	(2,369)	-14.3%

Total revenue	358,140	356,420	1,720	0.5%
Operating expenses:
Salaries and employee benefits	236,216	236,159	57	0.0%
General and administrative expenses	93,292	82,824	10,468	12.6%
Reimbursed expenses	14,148	16,517	(2,369)	-14.3%
Restructuring charges	—	810	(810)

Total operating expenses	343,656	336,310	7,346	2.2%

Operating income	14,484	20,110	(5,626)	-28.0%
Non-operating income (expense):
Interest, net	(120)	856
Other, net	(1,675)	(949)

Net non-operating expense	(1,795)	(93)

Income before income taxes	12,689	20,017
Provision for income taxes	7,844	13,375

Net income	4,845	6,642
Other comprehensive income (loss), net of tax	(910)	1,316

Comprehensive income	$3,935	$7,958

Basic weighted average common shares outstanding	18,064	17,969
Dilutive common shares	143	167

Diluted weighted average common shares outstanding	18,207	18,136

Basic net income per common share	$0.27	$0.37
Diluted net income per common share	$0.27	$0.37
Salaries and employee benefits as a percentage of net revenue	68.7%	69.5%
General and administrative expense as a percentage of net revenue	27.1%	24.4%
Operating income as a percentage of net revenue	4.2%	5.9%
Effective income tax rate	61.8%	66.8%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
					2013	2012
	2013	2012	$ Change	% Change	Margin *	Margin *
Revenue:
Americas	$208,026	$196,614	$11,412	5.8%
Europe	67,502	75,746	(8,244)	-10.9%
Asia Pacific	68,464	67,543	921	1.4%

Revenue before reimbursements (net revenue)	343,992	339,903	4,089	1.2%
Reimbursements	14,148	16,517	(2,369)	-14.3%

Total revenue	$358,140	$356,420	$1,720	0.5%

Operating income (loss):
Americas	$50,733	$49,146	$1,587	3.2%	24.4%	25.0%
Europe	(6,042)	2,964	(9,006)	-303.8%		3.9%
Asia Pacific	5,995	3,908	2,087	53.4%	8.8%	5.8%

Total regions	50,686	56,018	(5,332)	-9.5%	14.7%	16.5%
Global Operations Support	(36,202)	(35,098)	(1,104)	3.1%

Operating income before restructuring charges	14,484	20,920	(6,436)	-30.8%	4.2%	6.2%
Restructuring charges	—	(810)	810

Operating income:	$14,484	$20,110	$(5,626)	-28.0%	4.2%	5.9%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)
Current assets:
Cash and cash equivalents	$132,790	$117,605
Restricted cash	128	199
Accounts receivable, net	88,746	69,107
Other receivables	11,497	10,288
Prepaid expenses	17,321	14,167
Other current assets	1,715	1,366
Income taxes recoverable	6,803	5,651
Deferred income taxes	8,711	7,899

Total current assets	267,711	226,282

Non-current assets:
Property and equipment, net	35,721	42,362
Restricted cash	7,990	7,968
Assets designated for retirement and pension plans	23,104	22,763
Investments	13,182	11,902
Other non-current assets	5,715	5,301
Goodwill	120,696	120,940
Other intangible assets, net	27,606	32,020
Deferred income taxes	24,079	25,454

Total non-current assets	258,093	268,710

Total assets	$525,804	$494,992

Current liabilities:
Short term borrowings	$6,000	$—
Accounts payable	5,622	8,657
Accrued salaries and employee benefits	88,508	102,597
Other current liabilities	48,634	40,390
Income taxes payable	7,015	709
Deferred income taxes	34	43

Total current liabilities	155,813	152,396

Non-current liabilities:
Long term debt, less current maturities	31,000	—
Retirement and pension plans	39,009	37,247
Other non-current liabilities	52,818	56,943
Deferred income taxes	137	59

Total non-current liabilities	122,964	94,249

Stockholders’ equity	247,027	248,347

Total liabilities and stockholders’ equity	$525,804	$494,992

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	September 30,
	2013	2012
Cash flows—operating activities:
Net income	$4,124	$4,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,019	2,791
Deferred income taxes	(1,926)	(191)
Net realized losses on investments	—	27
Stock-based compensation expense	303	1,281
Accretion expense related to acquisition payments	518	—
Cash paid for restructuring charges	(302)	(2,080)
Changes in assets and liabilities, net of effects of acquisitions:
Trade and other receivables	2,434	(2,572)
Accounts payable	(1,840)	(2,061)
Accrued expenses	30,575	22,333
Income taxes recoverable (payable), net	3,338	7,078
Retirement and pension assets and liabilities	34	159
Prepayments	(2,901)	3,322
Other assets and liabilities, net	(1,742)	(440)

Net cash provided by operating activities	36,634	33,758

Cash flows—investing activities:
Restricted cash	(24)	51
Capital expenditures	(562)	(1,134)
Purchases of available for sale investments	(90)	(97)
Proceeds from sales of available for sale investments	91	30

Net cash used in investing activities	(585)	(1,150)

Cash flows—financing activities:
Purchases of treasury stock	—	(1,123)
Debt repayment	(1,500)	—
Cash dividends paid	(2,356)	(2,348)
Payment of employee tax withholdings on equity transactions	(71)	(61)

Net cash used in financing activities	(3,927)	(3,532)

Effect of exchange rate fluctuations on cash and cash equivalents	973	1,210

Net increase in cash and cash equivalents	33,095	30,286
Cash and cash equivalents at beginning of period	99,695	96,851

Cash and cash equivalents at end of period	$132,790	$127,137

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows—operating activities:
Net income	$4,845	$6,642
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	12,046	8,083
Deferred income taxes	(500)	1,509
Net realized losses on investments	—	27
Stock-based compensation expense	2,775	4,081
Accretion expense related to earnout payments	1,551	—
Restructuring charges	—	810
Cash paid for restructuring charges	(918)	(8,743)
Changes in assets and liabilities, net of effects of acquisitions:
Trade and other receivables	(21,607)	(18,622)
Accounts payable	(2,381)	(3,165)
Accrued expenses	(10,109)	(48,861)
Income taxes recoverable (payable), net	4,826	15,309
Retirement and pension assets and liabilities	574	956
Prepayments	(3,207)	(75)
Other assets and liabilities, net	240	(1,110)

Net cash used in operating activities	(11,865)	(43,159)

Cash flows—investing activities:
Restricted cash	(50)	282
Capital expenditures	(1,920)	(6,248)
Purchases of available for sale investments	(661)	(1,023)
Proceeds from sales of available for sale investments	155	107

Net cash used in investing activities	(2,476)	(6,882)

Cash flows—financing activities:
Proceeds from debt issuance	40,000	—
Debt repayment	(3,000)	—
Cash dividends paid	(4,875)	(7,294)
Purchases of treasury stock	—	(1,630)
Payment of employee tax withholdings on equity transactions	(647)	(1,123)
Acquisition earnout payments	(357)	(381)

Net cash provided by (used in) financing activities	31,121	(10,428)

Effect of exchange rate fluctuations on cash and cash equivalents	(1,595)	2,216

Net increase (decrease) in cash and cash equivalents	15,185	(58,253)
Cash and cash equivalents at beginning of period	117,605	185,390

Cash and cash equivalents at end of period	$132,790	$127,137